UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2011

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-13646	13-3250533
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

200 Mamaroneck Avenue, White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (914) 428-9098

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In order to affirm the Company’s commitment to pay-for-performance and transparency in executive compensation, the Board of Directors has added to the Company’s compensation policy the following:

•
At least 50 percent of the equity awards (in terms of the number of shares) to be granted to the Company’s named executive officers will be performance-based, which are earned based on the achievement of performance targets;

•
The performance targets for such equity awards in 2011 will be based on earnings, earnings growth, return on assets, or return on invested capital, as compared to pre-established targets, or relative to the performance of a peer group of companies, in each case as determined by our Compensation Committee; and

•
The performance targets for subsequent years will be disclosed in the proxy statement for each annual meeting of stockholders during the measurement period in accordance with applicable SEC regulations.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) requires companies to adopt a policy that will recapture excess incentive compensation that was paid to certain executives based on erroneous financial statements (“clawback”). The Act mandates the SEC to issue rules implementing the clawback requirements. The Company intends to adopt a formal clawback policy in 2011 when the SEC promulgates the final rules. We believe it is prudent and efficient to ensure that we adopt a policy in proper form that is fully compliant with the law and rules, rather than implementing a policy that may require amendment when the final rules are promulgated. In the meantime, we will include in all 2011 incentive award agreements a provision acknowledging that such awards are subject to the clawback policy to be adopted.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED (Registrant)

By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer and Treasurer

Dated: March 16, 2011